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                                                                    EXHIBIT M(4)

                              Amended and Restated

                        Service and Distribution Plan for

                                ING MUTUAL FUNDS
                        (FORMERLY, PILGRIM MUTUAL FUNDS)

                                 Class M Shares

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                          SERVICE AND DISTRIBUTION PLAN

         WHEREAS, ING Mutual Funds (formerly Pilgrim Mutual Funds) (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into series, certain of which are listed on Schedule A hereto (the "Funds"), which Schedule can be amended to add or remove series by an amended schedule signed on behalf of the Trust and the Distributor;

         WHEREAS, shares of beneficial interest of the Fund are divided into classes of shares, one of which is designated Class M;

         WHEREAS, the Trust employs ING Funds Distributor, Inc. (formerly ING Pilgrim Securities, Inc.) (the "Distributor") as distributor of the securities of which it is the issuer;

         WHEREAS, the Trust and the Distributor have entered into an Underwriting Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

         WHEREAS, the Trust wishes to adopt the Service and Distribution Plan of the Fund with respect to Class M shares as set forth hereinafter.

         NOW, THEREFORE, the Trust hereby adopts on behalf of the Fund with respect to its Class M shares, and the Distributor hereby agrees to the terms of the Plan, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

         1.       A.       The Fund shall pay to the Distributor, as the
distributor of the Class M shares of the Fund, a fee for distribution of the shares at the rate of up to 0.75% on an annualized basis of the average daily net assets of the Fund's Class M shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

                  B. In addition to the amount provided in 1 .A. above, the Fund shall pay to the Distributor, as the distributor of the Class M shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class M shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

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         2.       The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of the Class M shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Funds of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

         The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust's Board of Trustees and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust's Board of Trustees. The Plan shall continue in full force and effect as to the Class M shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or

                                      - 2 -
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by a vote of a majority of the outstanding voting securities of Class M shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

         7. This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class M shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

         9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

               AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

                                       FOR

                                ING MUTUAL FUNDS
                         (FORMERLY PILGRIM MUTUAL FUNDS)

                                 CLASS M SHARES

                                                MAXIMUM COMBINED
                                                   SERVICE AND
                                                DISTRIBUTION FEES
                                                -----------------
                                                (as a percentage of          LAST CONTINUED/
               FUND                          average daily net assets)      APPROVED BY BOARD        REAPPROVAL DATE
               ----                                                         -----------------        ---------------
ING Emerging Countries Fund                           1.00%                   July 11, 2002         September 1, 2003
ING High Yield Opportunity Fund                       1.00%                   July 11, 2002         September 1, 2003